EXHIBIT 4.4

             Form of Stock Option Agreement to be entered into with
              Optionees with respect to Non-Incentive Stock Options


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                             STOCK OPTION AGREEMENT
                             ----------------------

                 FOR NON-INCENTIVE STOCK OPTIONS PURSUANT TO THE
                         WESTWOOD FINANCIAL CORPORATION
                       1993 STOCK OPTION PLANS -- A AND B

                             ----------------------

                             NON-EMPLOYEE DIRECTORS

     STOCK OPTIONS for a total of __________ shares of Common Stock, par value $0.10 per share, of Westwood Financial Corporation (the "Company") is hereby granted to __________ (the "Optionee") at the price determined as provided in, and in all respects subject to the terms, definitions and provisions of the 1993 Stock Option Plans A and B (the "Plan") adopted by the Company which is incorporated by reference herein, receipt of which is hereby acknowledged. Such Stock Options do not comply with Options granted under Section 422 of the Internal Revenue Code of 1986, as amended.

     1. Option Price. The Option price is $__________ for each Share, being 100% of the fair market value, as determined by the Committee, of the Common Stock on the date ofof grant of this Option.

     2. Exercise of Option. This Option shall be exercisable in accordance with provisions of the Plan as follows:

            (a)   Schedule of Rights to Exercise.

                                            Percentage of Total Shares
Years of Continuous Service After           Subject to Option Which May
    Date of Grant of Option                         Be Exercised
---------------------------------           ---------------------------

Upon grant..........................                     100 %


      Notwithstanding any provisions in this Section 2, in no event shall this Option be exercisable prior to six months following the date of grant. Further, such Options shall not be deemed exercisable if such grant or exercise is deemed to be in violation of State law or regulation.


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            (b)   Method of Exercise.  This  Option  shall  be  exercisable by a written notice which shall:

                    (i) State the election to exercise the Option, the number of Shares with respect to which it is being exercised, the person in whose name the stock certificate or certificates for such Shares of Common Stock is to be registered, his address and Social Security Number (or if more than one, the names, addresses and Social Security Numbers of such persons);

                   (ii) Contain such representations and agreements as to the holder's investment intent with respect to such shares of Common Stock as may be satisfactory to the Company's counsel;

                  (iii) Be signed by the person or persons entitled to exercise the Option and, if the Option is being exercised by any person or persons other than the Optionee, be accompanied by proof, satisfactory to counsel for the Company, of the right of such person or persons to exercise the Option; and

                   (iv) Be in writing and delivered in person or by certified mail to the Treasurer of the Company.

      Payment of the purchase price of any Shares with respect to which the Option is being exercised shall be by certified or bank cashier's or teller's check. The certificate or certificates for shares of Common Stock as to which the Option shall be exercised shall be registered in the name of the person or persons exercising the Option.

            (c) Restrictions on Exercise. This Option may not be exercised if the issuance of the Shares upon such exercise would constitute a violation of any applicable federal or state securities or other law or valid regulation. As a condition to the Optionee's exercise of this Option, the Company may require the person exercising this Option to make any representation and warranty to the Company as may be required by any applicable law or regulation.

      3. Non-transferability of Option. This Option may not be transferred in any manner otherwise than by will or the laws of descent or distribution and may be exercised during the lifetime of the Optionee only by the Optionee. The terms of this Option shall be binding upon the executors, administrators, heirs, successors and assigns of the Optionee.

                                        2


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      4. Term of Option.  This  Option may not be  exercised  more than ten (10)
years from the date of grant of this Option, as set forth below, and may be exercised during such term only in accordance with the Plan and the terms of this Option.

                                          WESTWOOD FINANCIAL CORPORATION

Date of Grant: ___________                By: __________________________________



Attest:



__________________________


[SEAL]

                                        3


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                    NON-INCENTIVE STOCK OPTION EXERCISE FORM
                    ----------------------------------------

                                 PURSUANT TO THE
                         WESTWOOD FINANCIAL CORPORATION
                       1993 STOCK OPTION PLANS -- A AND B


                                                       _____________
                                                              (Date)

WESTWOOD FINANCIAL CORPORATION

Dear Sir:

     The undersigned elects to exercise the Non-Incentive Stock Option to purchase shares, par value $0.10, of Common Stock of Westwood Financial Corporation under and pursuant to a Stock Option Agreement dated __________, 19____ .

      Delivered herewith is a certified or bank cashier's or teller's check and/or shares of Common Stock, valued at the fair market value of the stock on the date of exercise, as set forth below.

                     $_________   of cash or check
                      _________   of Common Stock
                     $            Total
                      =========

      The name or names to be on the stock certificate or certificates and the address and Social Security Number of such person(s) is as follows:

      Name ____________________________________________________

      Address _________________________________________________

      Social Security Number __________________________________


                                          Very truly yours,



                                          _____________________